Exhibit 99.2

Contact:

Lea-Anne Matsuoka

877-723-2878

investorrelations@raesystems.com

RAE Systems Announces Preliminary Results for 2003

Provides Guidance for 2004

SUNNYVALE, Calif. – January 12, 2004 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today announced preliminary results for the quarter and year ended December 31, 2003, and guidance for 2004. The Company expects to report revenues for the quarter ended December 31, 2003 of between $8.5 million and $8.6 million, as compared to $6.3 million for the quarter ended December 31, 2002, an increase of 35% to 37%. Gross margin is expected to decrease from 65% for the quarter ended December 31, 2002 to between 60% and 62% for the quarter ended December 31, 2003. This decrease is primarily due to an increase in personnel to support the Company’s expanding service business. Net income for the quarter ended December 31, 2003 is expected to be between $400,000 and $500,000, as compared to $381,100 for the quarter ended December 31, 2002. Expenses for the quarter ended December 31, 2003 increased as the Company continued to invest in the development of the AreaRAE Gamma, the first combined wireless gas and radiation sensor product and the RAEWatch, an integrated wireless suite of sensors for the ocean cargo container market. Both products are expected to be released later this year. Also included in general and administrative expenses for the quarter ended December 31, 2003 were non-cash accounting charges relating to the issuance of options and warrants of approximately $330,000. Diluted weighted-average number of common shares outstanding for the quarter ended December 31, 2003 is expected to be approximately 51.4 million.

The Company expects to report revenues for the year ended December 31, 2003 of between $31.3 million and $31.4 million, as compared to $21.8 million for the year ended December 31, 2002, an increase of 43% to 44%. Gross margin is expected to increase from 60% for the year ended December 31, 2002 to between 61% and 62% for the year ended December 31, 2003. This increase is primarily due to an increase in the sales of our higher margin products such as the MultiRAE and AreaRAE. Net income for the year ended December 31, 2003 is expected to be in the range of $2.7 million to $2.9 million. This includes general and administrative expenses of approximately $880,000 for non-cash accounting charges relating to the issuance of options and warrants. Net loss for the year ended December 31, 2002 was $9.5 million, including expenses of $9.1 million for non-cash merger related and variable accounting charges. Diluted weighted-average number of common shares outstanding for the year ended December 31, 2003 is expected to be approximately 49.7 million.

For 2004, RAE Systems expects revenues of between $38 million to $42 million. This expected increase is due to the Company’s expanding position in the U.S. homeland security market, as well as increasing global momentum in the industrial and safety markets such as indoor air quality, plant hygiene, commercial aircraft maintenance, oil and gas production, and environmental remediation. Gross margin is expected to be between 60% and 63%.

“We continue to gain momentum in our targeted markets as we focus on execution of our strategy,” said Robert I. Chen, president and CEO of RAE Systems. “Our emphasis is on developing and maintaining our leadership position within the industry with our portfolio of integrated sensor network solutions that have significant applications in the homeland security, industrial and safety markets.”

About RAE Systems

Founded in 1991, RAE Systems is a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. The Company’s technologically advanced products are based on proprietary technology, and include portable, wireless and fixed atmospheric monitors and photo-ionization detectors, and gamma and neutron detectors. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release contains “forward- looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “guidance”, “expected to report revenues”, “is expected”, “expects revenues”, “expected increase” and “continue to gain” and include the Company’s projections for 2004 revenue and future product releases. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the pace of the general economic recovery, customer receptiveness to our existing and new products; our ability to release new products on our anticipated schedules and to manufacture and deliver products on a timely and efficient basis and other factors. In addition, our forward- looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.